EXHIBIT 10C

                                 PROMISSORY NOTE


   $ 4,569,131.00                                             January 1, 1997


        FOR VALUE RECEIVED, Trailer Bridge, Inc. ("TBI") promises to pay to the order of Kadampanattu Corp., the principal amount of Four Million, Five Hundred Sixty Nine Thousand, One Hundred Thirty One Dollars and no cents ($4,653,131.00), with interest from the date hereof on the unpaid principal at the rate of eight percent (8.00%) per annum.

        The unpaid principal and accrued interest shall be payable in full on December 31, 1997, at which time the unpaid principal and interest shall be due in full.

        TBI may, at its election, prepay without penalty any or all of the unpaid principal hereof. Upon such prepayment TBI shall also pay the interest accrued on the principal amount to the date of the prepayment. All payments on this Note shall be applied first to fees, expenses and other amounts due hereunder (excluding principal and interest); second to accrued interest; and third to outstanding principal. Prepayments shall be applied to installments of principal in the inverse order of the dates on which they become due. Amounts prepaid may not be reborrowed.

        Overdue payments of principal (whether at maturity, by acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and other amounts due hereunder shall bear interest from and including the due date thereof until paid, compounded daily and payable on demand, at a rate of ten percent (10.00%).

        All sums due hereunder shall be payable to Kadampanattu Corp. at the following address:

                       500 Park Avenue
                       New York, New York 10022

   or at such other place as Kadampanattu Corp. may specify in writing.

        In the event TBI shall default in payment of any installment of principal or interest when the same shall become due and payable hereunder and such default shall not be cured within ten (10) days, then the holders of this Note may, at their option, declare the entire principal of this Note due and payable, together with all accrued interest thereon.

        It is hereby agreed that in the event TBI shall become insolvent, or file a voluntary petition in bankruptcy, or if a petition in bankruptcy shall be filed against it, or if any application for receivership of any nature be filed or a receiver be appointed of its property or assets, then the principal of this Note and all unpaid interest shall forthwith be due and payable.

        In the event of a default described above TBI will pay upon demand all expenses of Kadampanattu Corp. in connection with the default by TBI, collection, waiver or amendment of the obligations hereunder, or in connection with Kadampanattu Corp.'s exercise, preservation or enforcement of any of its rights or remedies or options hereunder, including fees of outside legal counsel or the allocation cost of in house legal counsel.

        Notice of dishonor, protest and notice of protest are hereby waived. This Note is governed by the law of the State of New York without taking into effect its choice of law provisions.

        This Note is non-negotiable.


   Dated: January 1, 1997.

                                 TRAILER BRIDGE, INC.


                                 /s/ Mark A. Tanner
                                 By:    Mark A. Tanner
                                 Its:   Vice President